EXHIBIT 99

                                  PRESS RELEASE
                                  -------------

                             UNITY BANCORP ANNOUNCES
                             QUARTERLY CASH DIVIDEND

     CLINTON, NEW JERSEY -- Unity Bancorp, Inc. (Common Stock: NASDAQ National Market "UNTY"; Warrants, AMEX:UBI.WS) announced today that its board of directors had declared a regular cash dividend of $.05 per share payable November 13, 1998 to shareholders of record as of October 30, 1998. This dividend will mark the 16th consecutive quarter in which the Company has paid a cash dividend, and follows the Company's 3-for-2 stock split declared in July, 1998.

     Mr. Robert Van Volkenburgh, Chairman of the Board of Unity Bancorp, stated "This dividend reflects the Board's view both of the Company's performance to date and its future prospects. We believe our recently announced acquisition of ten (10 ) new branch locations will provide us with unmatched opportunities to continue to grow our franchise and bring our unique brand of banking into new market places."

     Unity Bancorp, Inc. is the holding company for First Community Bank, a community orientated, full service commercial bank providing a wide range of business and consumer financial services through its main office in Clinton, New Jersey and its six (6) branch office locations in Flemington, North Plainfield, Springfield, Scotch Plains, Union and Linden, New Jersey. The Bank anticipates opening ten (10) new branch locations in Cranford, Kenilworth, Berkeley Heights, Springfield, New Brunswick, North Brunswick, South Plainfield, Edison, Colonia and Whitehouse Station, New Jersey over the first half of 1999.

     For additional information about the Bank's financial services, call 1-800-618-BANK, or visit the Bank's internet page at http://www.firstcommunitybanknj.com. E-mail may be addressed to the Bank at fcbnj@aol.com.



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